UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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POMEROY IT SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Investor, Customer and Employee Q&A

Dated June 30, 2009

General Matters
Q:	What did the company announce?
A:
We announced that we entered into an amendment to an agreement we previously entered into with Hebron LLC (a company controlled by David B. Pomeroy, II).  Under the terms of the amended amendment, we agreed to be acquired by Hebron LLC for $6.00 per share in cash, representing approximately $59.2 million in equity value.  We refer to Hebron LLC's acquisition of our company as the "transaction" and the amended agreement we signed with Hebron LLC as the "merger agreement."

The agreed acquisition price was originally $5.02, but Hebron LLC agreed to increase the price following our receipt of two offers from an unaffiliated third party.  See "Q: I understand that there was a "go shop" provision in the agreement.  What was that?" below.

Our board of directors is recommending this transaction to our stockholders.  The transaction represents an opportunity for our stockholders to immediately realize liquidity for their investment and provides certainty of value for their shares.  While the transaction is a significant change for the company, we believe our objectives, strategies and values will not change and expect to continue the growth of our business.  Mr. Pomeroy is making a large financial investment and has communicated to us his interest in growing the company and achieving success.

Q:	Why did the board of directors decide to sell the company?
A:
Our board of directors and our executive team regularly review a range of available strategic alternatives to determine the best course of action and to attempt to maximize value for our stockholders.  Based on multiple indications of interest, the board formed a special committee consisting of directors who had no affiliation with Mr. Pomeroy.  The special committee retained Houlihan Lokey Howard Zukin as its investment banker and Sheppard, Mullin, Richter & Hampton as its independent legal advisor.  The special committee conducted a comprehensive exploratory process which included contacts with operating companies, including many in our industry, and financial buyers, such as private equity firms.  The special committee also considered the company's strategic plans and long-term value as an independent company.  After due consideration, the special committee recommended the original merger agreement to the full board of directors, and the board of directors approved the transaction and decided that the transaction was in the best interests of our stockholders.  We refer to the original merger agreement dated May 19, 2009 as the “original agreement.”

Q:	What does "going private" mean?
A:
Immediately following the closing of this transaction, which we refer to as the "closing," all of our common stock will be owned by Hebron LLC.  Our common stock will cease to be listed on NASDAQ and we will cease filing reports required of public companies by the SEC.  As a private company, our stock will no longer be available to public investors.

Q:	Why did the company decide to go private?
A:
We are committed to serving three primary constituents – our stockholders, our customers and our employees.  We believe becoming a private company will provide numerous benefits for our stockholders, our customers and our employees, including:

• Liquidity to stockholders at a significant premium to recent trading prices.  The $6.00 per share price represents a one-month premium of 68.8% over our average closing share price and a three month premium of 67.2% over our average closing share price for the trading period ending May 19, 2009, the date before we announced entering into the original agreement.
• Greater flexibility to manage with a long-term perspective.
• Relief from requirements to disclose publicly information which puts us at a disadvantage to our non-public competitors.
• The reduction in expenses associated with being a public company, including legal, accounting, investor relations, insurance, stock exchange and transfer agent costs, will allow us to compete more effectively in the marketplace and add value to our customers and employees.

Q:	When will the transaction be completed?
A:
The merger agreement provides that either party may terminate the agreement if the closing of the transaction does not occur on or before November 16, 2009.  Our goal is to close the transaction as soon as practical and, if possible, prior to the end of the third quarter of 2009.

Q:	What are the next steps?
A:
In the coming weeks, we will file a preliminary proxy statement and other schedules with the SEC.  This proxy filing will contain information about the transaction and the stockholder meeting we will hold at which our stockholders will vote on the transaction.  Once the SEC's review of the preliminary proxy statement is complete, we will file a definitive proxy statement with the SEC and mail it to our stockholders.

The acquisition by Hebron LLC will close if it is approved by the holders of a majority of the outstanding shares of our common stock and other closing conditions are satisfied.

Q:	How was the original purchase price determined?
A:
The original purchase price of $5.02 was determined following arms’ length negotiations between our special committee, assisted by its financial and legal advisors, and Hebron LLC, assisted by its financial and legal advisors.  Agreement on the $5.02 price followed a thorough market check by our special committee.  The special committee also received a fairness opinion from financial advisor Houlihan Lokey.

Q:	Was David Pomeroy the only bidder prior to the original agreement?
A:	No. Further information about the transaction and related discussions will be provided in the proxy statement.
Q:	How did the board of directors vote for the original agreement?
A:
Our board of directors, upon recommendation from the special committee (which has at all times been comprised solely of directors who are unaffiliated with Hebron LLC or Mr. Pomeroy), voted to approve the original agreement and determined that the transaction represented by that agreement was in the best interests of our stockholders.  David Pomeroy did not participate in the deliberations regarding the original agreement or vote on the original agreement.  All of the other directors voted in favor of the original agreement.

Q:	I understand that there is a "go shop" provision in the agreement. What was that?
A:
Since this was not an entirely public process prior to the date we signed and announced the original agreement, we were permitted under the original agreement to solicit alternative proposals from third parties likely to lead to a “superior proposal.”  This is known as a "go shop" period.  The term “superior proposal” is defined in the merger agreement and generally refers to an acquisition proposal that is deemed more favorable to stockholders than the transaction with Hebron LLC.  The go shop period ended on June 7, 2009.

One unaffiliated third party submitted an acquisition proposal that our board determined was reasonably likely to lead to a superior proposal.  Our board later determined that such acquisition proposal (which was amended once after initial submission) did not constitute a superior proposal compared to Hebron transaction represented by the amendment to the merger agreement.  If in the future such unaffiliated third party submits another acquisition proposal that our board determines is a superior proposal and we enter into an agreement with such third party, we would be obligated to pay Hebron LLC a break-up fee of approximately $1 million.

Q:	Can the company continue to receive other offers?
A:
Because the go shop period ended on June 7, 2009, we may no longer solicit acquisition proposals from third parties other than from one unaffiliated third party referenced above.

If the company receives an unsolicited acquisition proposal from another third party prior to the meeting of stockholders at which the transaction is approved, and our board determines that its legal duties require it to consider such acquisition proposal and certain other requirements are satisfied, our special committee may negotiate with such third party.

If our board determines that any unsolicited acquisition proposal (including one received from the unaffiliated third party referenced in the prior question) is reasonably likely to lead to a superior proposal that the board would recommend to stockholders, then Hebron LLC will have three (3) business days after notice of such board determination to adjust the terms of the merger agreement so that the other party’s proposal is no longer a superior proposal.  If Hebron LLC does not agree to so adjust the merger agreement and we enter into a transaction with a third party (other than the unaffiliated third party referenced in the prior question), we would be obligated to pay Hebron LLC a break-up fee of approximately $2.1 million.  Please see the above question concerning the entry into an agreement with the unaffiliated third party referenced in the prior question.

Q:	How was the $6.00 purchase price in the amendment determined?
A:
Hebron LLC offered $6.00 following our receipt of a second acquisition proposal from the unaffiliated third party that first made an acquisition proposal during the go shop period.  As permitted by the merger agreement, the special committee was negotiating with both Hebron LLC and the unaffiliated third party prior to determining to approve the amendment.  The price per share offered by Hebron LLC was substantially above the price offered by the unaffiliated third party.  The special committee and the board considered the increased price as well as other factors and determined to approve the amendment and recommend the transaction to stockholders.  The special committee also received a fairness opinion from financial advisor Houlihan Lokey in connection with the amendment.

Q:	How did the board of directors vote for the amendment?
A:
Our board of directors, upon recommendation from the special committee, voted to approve the amendment and determined that the transaction represented by the merger agreement was in the best interests of our stockholders.  David Pomeroy did not participate in the deliberations regarding the amendment or vote on the amendment.  All of the other directors voted in favor of the amendment.

Q:	How can I obtain more information about the transaction?
A:	More information will be made available in the proxy statement.
Employee Matters
Q:	What will happen to the company's employees and operations?
A:
Mr. Pomeroy is making a large investment in our company.  He has advised us that he intends to strengthen the company’s historical core principles that will guide the business while he and the company's management implement a plan designed to grow the business in the future.  Mr. Pomeroy believes, as do we, that our employees bring a wealth of experience and knowledge to this business.  Mr. Pomeroy does not own any other businesses that have operations similar to the company's business.  Unlike many mergers, he will not be consolidating the company's operations with that of any other company upon the closing of the transaction.  We do not expect this transaction to result in significant changes in the number of our employees.

Q:	Will there be any changes to employee compensation?
A:
We do not expect the change in ownership to have a material impact on current compensation levels.  All existing employment contracts will remain in force after the closing of the transaction, subject to their terms.  The proxy statement will contain further information concerning compensation agreements and plans in the proxy statement.

Q:	Will there be any changes to my benefits?
A:	We are not aware of any plans to change the benefits provided to our employees.
Q:	What happens to my current options?
A:
Except for certain stock options discussed below, the vesting of all outstanding options will accelerate in connection with the merger.  All option holders will receive a notice before the estimated closing date of the merger.  All options may be exercised at any time during the 15-day period after you receive such notice.  Upon the closing of the merger, all outstanding options not previously exercised will be cancelled.  In exchange for such cancellation, each option holder will receive a single lump sum cash payment equal to the "in-the-money" value, if any, of such options as fully vested, based on the $6.00 acquisition price, less applicable withholding taxes.  Options that are "out-of-the-money" – that is, having an exercise price per share that is equal to or greater than $6.00 – will be canceled at the closing of the merger without payment to holders of those options.

To illustrate the agreed treatment for options, assume that Employee A has two options grants.  Option 1 is for 10,000 shares at an exercise price of $7.00 per share, and is 100% vested as of May 1, 2009.  Option 2 is for 12,000 shares at an exercise price of $3.50 per share, and is 25% vested as of May 1, 2009.  All options under both Option 1 and Option 2 that have not been exercised and that have not expired as of the closing of the merger will be canceled at the closing.  Because Option 2 is "in-the-money" and assuming no exercises or expirations, Employee A will be entitled to $30,000 at the closing, reduced by applicable withholding taxes.  That dollar amount is calculated by multiplying the 12,000 shares in Option 2 by the $2.50 difference between $6.00 and $3.50.  Because Option 1 is out-of-the-the-money, it will have no value at the closing.

Employee A could, if he or she chooses, exercise both Option 1 and Option 2 at any time before the closing to the extent such options are exercisable.

With respect to certain options granted on March 13, 2009, the vesting will accelerate, and the options will be exercisable during the 15-day notice period, only if the closing of the merger is to occur after September 9, 2009.  Otherwise, such options will terminate at the closing without any payment to the holders.

Q:	Can I still exercise vested options before the transaction is closed?
A:	Yes, any vested stock options may be exercised, unless you are prohibited from doing so under other company policies.

Q:	What can I say to friends, colleagues and family, if they ask me questions?
A:
You may speak openly about the transaction and the information you've been provided as long as it is in the public domain.  This Q&A document will be in the public domain.  Some employees may be privy to non-public information and they must keep that information confidential as always.

Q:	Whom do I ask if I have additional questions?
A:
We will share additional information in the proxy statement and in other announcements and discussions from time to time.  We may publish a supplemental Q & A document as more questions arise.  Please send any additional questions to knelson@pomeroy.com or ask Kristi Nelson, our Senior Vice President of Human Resources and General Counsel.

Customers and Partners
Q:	How will this transaction affect customers?
A:
We do not expect this transaction to affect our customers, either before or after the transaction closes.  Customers can continue to expect the superior products and the superior levels of service we offer.

Q:	How will this affect our partners?
A:
We do not expect this transaction to affect our partners, either before or after the transaction closes.  Our partners can expect us to continue to provide superior value for them as they work with us to serve our customers.

Additional Information and Where to Find It

In connection with the transaction, we plan to file a proxy statement with the Securities and Exchange Commission ("SEC").  STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  The final proxy statement will be mailed to our stockholders.  Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov.  Free copies of the proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us by directing a request to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, KY 41048, Attention: Secretary.

Pomeroy IT Solutions, Inc. and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our stockholders with respect to the transaction.  Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the transaction when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of April 6, 2009 is also set forth in our proxy statement for our 2009 annual meeting of stockholders, which was filed with the SEC on April 23, 2009.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Forward-Looking Information Is Subject to Risk and Uncertainty

Statements about the expected timing, completion and effects of the transaction, and all other statements in this document other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transaction will be consummated.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters.  Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transaction; approval of the transaction by our stockholders; satisfaction of various other conditions to the closing of the transaction; and the risks that are described from time to time in our reports filed with the SEC, including our Annual Report on Form 10–K for the year ended January 5, 2009 and our Quarterly Report on Form 10-Q for the quarter ended April 5, 2009.  This document speaks only as of its date, and we disclaim any duty to update the information herein.